Exhibit 10.39
REYNOLDS AMERICAN INC.
OUTSIDE DIRECTORS’ COMPENSATION SUMMARY (Effective 1/1/08)
1.	Fees/Expense Reimbursement
•	Fees:	–	Board Retainer fee of $60,000 per year.

•		–	Lead Director Retainer fee of $20,000 per year.

•		–	Chairperson Retainer fees of $20,000 per year for the audit committee chair, $10,000 per year for the Compensation Committee chair, and $10,000 per year for the Corporate Governance, Nominating and Leadership Development Committee chair.

•		–	Committee meeting attendance fees per meeting of $1,500.

•		–	Board meeting attendance fees of $1,500 per meeting.
•	All fees payable quarterly in arrears, but may be deferred in 25% increments in cash and/or in deferred stock units until termination of active directorship or until a selected year in the future.

•	To be tax effective, deferral elections must be made in the year prior to the year fees would otherwise be payable, or otherwise in accordance with IRS Code Section 409A.

•	Expenses: Directors are reimbursed for actual expenses incurred in connection with attendance at Board meetings, including transportation and lodging expenses.
2.	Deferred Stock Units
•	Upon election to the Board, an Outside Director receives an initial grant of 3,500 deferred stock units or, at the Director’s election, 3,500 shares of RAI common stock.

•	On the date of each Annual Meeting, an Outside Director receives an annual grant of 2,000 deferred stock units or, at the Director’s election, 2,000 shares of RAI common stock.

•	Quarterly grant of deferred stock units is made on the last day of each calendar quarter to each Outside Director. The number of deferred stock units is equal to $10,000 divided by the average of the closing price of a share of RAI common stock (as reported on the NYSE) for each business day during the last month of such calendar quarter.

•	Initial and annual deferred stock units are paid in cash or RAI common stock, and quarterly deferred units paid in cash only, following termination of active directorship or until a selected year in the future, whichever is later, in either a lump sum or in up to ten annual installments, per Director’s election.

•	To be tax effective, deferred elections must be made in the year prior to the year of a grant, or otherwise in accordance with IRS Code Section 409A.
3.	Life Insurance
•	Option to receive up to $100,000 non-contributory coverage while an active Director. Imputed income will be calculated based on your end-of-year age and coverage amount.
4.	Excess Liability Insurance
•	Eligible to receive $10,000,000 in Excess Liability coverage. No cash payment required; the fair market value will be imputed income to you each year. Policy requires that you have certain underlying liability limits under your homeowner’s or other personal liability policy. Obligation to pay for claims up to such liability limits not covered by this policy.
5.	Business Travel Accident Insurance
•	$500,000 non-contributory coverage while an active Director.
6.	Matching Grants
•	1:1 for Educational/Arts/Cultural/Charitable Organizations — combined $10,000 maximum.
7.	Director Education Programs
•	Directors may attend one outside director education program per year at RAI’s expense.
•	Directors are reimbursed for actual expenses incurred in connection with attendance at director education programs, including transportation and lodging expenses.